Exhibit 10.9

Gray Television, Inc.

Description of Annual Incentive Plan Structure

The Compensation Committee (the “Committee”) of the board of directors of the Company, establishes incentive compensation programs designed to provide opportunities for the Company’s executive officers to receive annual cash incentive compensation awards based upon achieving certain pre-established targets for Company and individual performance. The target opportunities are based on the achievement of certain performance metrics, and are generally established each year as a percentage of each executive officer’s base salary. Such metrics may vary from year to year, but are generally chosen from those the Committee deems appropriate, from time to time, to motivate the Company’s executive officers towards the achievement of performance objectives that are in the Company’s best interests, such as revenues, “net operating profit” (calculated as net revenue less broadcast expense and corporate and administrative expense), broadcast cash flow (as defined in the Non-GAAP reconciliations published by the Company) and/or qualitative individual objectives based on the executive’s position and responsibilities. The incentive opportunities generally range between a threshold of 50% and a maximum of 150% of an executive officer’s base salary, depending on the level of satisfaction of the relevant metrics.

The weighting of the total incentive opportunity assigned to specified performance metrics for 2017 is as follows: (i) 15% for revenue goals, (ii) 15% for net operating profit goals, (iii) 30% for broadcast cash flow goals and (iv) 40% for qualitative goals for each executive officer.

As part of the annual incentive plan, the Committee generally establishes threshold (minimum), target and maximum levels of performance for each quantitative metric. Quantitative target performance goals are developed based on internal company budgets and forecasts. If actual Company performance for any of the quantitative metrics above is less than 80% of the “target” amount of such metrics, no payment would be made for that metric. If actual performance is between 80% and 100% of target performance, awards would be paid on a scale of 50% to 100% of each executive officer’s target opportunity. If actual performance exceeds 100% and is less than or equal to 110% of target performance, awards would be payable on a scale from 100% to 150% of an executive officer’s target opportunity, in each case based on linear interpolation of actual results. The maximum award payable for any single quantitative metric is 150% of an executive officer’s target opportunity for that metric. If the threshold measure is not achieved, then no payment would be made for the associated quantitative metric.

Qualitative goals are set by the Committee for the executive officers. The qualitative performance metrics will be measured against the attainment of these qualitative objectives. The portion of each executive officer’s total payout attributable to qualitative goals will equal 40% of the executive officer’s target opportunity multiplied by a payout factor. The specific payout factor for the qualitative metric will range from 0% to 150%, based on actual individual performance as measured against the approved qualitative goals as determined by the Committee.

The Committee reviews performance at the conclusion of each fiscal year and determines the actual incentive payments earned based upon achieving the relevant metrics. In addition, as a part of the incentive plan structure, the Committee retains the discretion to adjust any amount that would have been payable based on the achievement of the pre-established metrics, or to make other discretionary cash bonus payments, in either case, based upon the Company’s or an individual executive officer’s performance.